Exhibit 23.6
Roland Berger Strategy Consultants (Shanghai) Co., Ltd
23rd Floor Shanghai Kerry Center
1515 Nanjing West Road
Shanghai, 200040
People’s Republic of China
May 6, 2011
PRIVATE & CONFIDENTIAL

To:	Nobao Renewable Energy Holdings Limited Building 4, No. 150 Yonghe Road Shanghai, 200072 People’s Republic of China.

Re:	Nobao Renewable Energy Holdings Limited

Consent to References to Roland Berger Report
Madam/Sirs:
In connection with the proposed initial public offering of Nobao Renewable Energy Holdings Limited (the “Proposed IPO”), we hereby consent to references to our name and to the report, “China Ground Source Heat Pump Industry Report” (the “Report”) in the Registration Statement and any other documents in connection with the Proposed IPO. We confirm that your references to the Report reflect the most recent available information as well as market assumptions based upon the industry interviews and data modeling.
Yours faithfully,
For and on behalf of Roland Berger
[Seal of Roland Berger]

/s/

Name:
Title:	Roland Berger Strategy Consultants